FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS July 17, 2008

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $103.8 million for the second quarter ended June 30, 2008, an increase of 2.1% from $101.7 million for the same quarter of 2007. Net income increased from $1.6 million for the quarter ended June 30, 2007 to $2.1 million for the same quarter of 2008. Diluted earnings per share increased from $0.15 for the quarter ended June 30, 2007 to $0.21 for the same quarter of 2008.

Base revenue increased 2.5% from $196.2 million for the six months ended June 30, 2007 to $201.0 million for the same period of 2008. Net income decreased 88.9% from $1.7 million for the six months ended June 30, 2007 to $0.2 million for the same period of 2008. Diluted earnings per share decreased 87.5% from $0.16 for the six months ended June 30, 2007 to $0.02 for the same period of 2008.

In comparing the financial results of the quarter ended June 30, 2008 to the comparable period of 2007, Clifton R. Beckham, President and CEO of the Company, made the following statement:

“Our employees responded under pressure this quarter by exhibiting excellent teamwork and tremendous effort in executing several internal initiatives designed to restore a measure of discipline to our operations.

“Conditions in the truckload industry have been challenging, characterized by suppressed freight volumes due to the slowing U.S. economy and record diesel fuel costs. This difficult operating environment appears to have caused an escalating exodus of truckload capacity from the marketplace.

“Our internal efforts, coupled with diminishing industry capacity, have resulted in a stabilization of our pricing and tractor utilization. While we are still well short of our ultimate utilization goal of 2,500 miles per tractor per week, we are encouraged by our progress this quarter (+0.8%). We are particularly pleased with our improved utilization and our reduced empty mile factor (-55 basis points) in light of our shortened loaded length of haul (-9.1%), which typically portends reduced utilization and higher empty miles. Our shorter length of haul is the product of a shift among our customers to shorten their supply chains in the face of higher transportation costs (mostly due to fuel) and our own strategic efforts to serve the shorter-haul markets.

“Shorter lengths of haul typically produce higher revenue per mile. Our base trucking revenue per total mile did improve (+1.2%), but we are not satisfied with the improvement we achieved. Years of continuous fleet growth coupled with the current economic environment have made it difficult to reach an acceptable balance of fleet capacity and freight demand. We believe that we are now approaching such a balance, which will pave the way for us to implement a yield management initiative and thus begin the arduous process of improving our revenue per mile through better freight selection. We will restrict capacity additions to our trucking fleet until we have reached and sustained an acceptable return on our existing capital investment, which requires an annual operating ratio of approximately 89%.

“In addition to the shortened length of haul, a close analysis of our income statement this quarter reveals that our internal strategic initiatives are yielding positive results:

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Our goal is to grow our owner-operator fleet to 120 by year-end and we were at 89 at the end of the quarter. Progress toward that goal (a weighted average increase of 54) year-over-year coupled with a reduction in Company-owned tractors (a weighted average decrease of 98) shifted expenses from wages, fuel, depreciation and maintenance into purchased transportation.

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We also have goals to double the size of our brokerage base revenue (to approximately $20 million) and to break into the rail intermodal market with $2 million of related base revenue in 2008. We made progress toward both goals this quarter. Quarterly growth in our brokerage base revenue (up 63% to $4.4 million) and in our intermodal base revenue (up to $630,000 from zero) also shifted margin from asset-related cost lines into purchased transportation.

“Consistently achieving an 89% operating ratio will not only require more efficient revenue production, but also disciplined management of costs.

•

While our fuel costs were down as a percentage of base revenue, the decrease could have been greater if not for escalating diesel fuel prices. Soaring fuel prices (+58% per gallon) impacted our operating margin approximately 50 basis points ($0.03 per share). We were able to limit the extent of this impact through business model diversification into less asset-intensive operations, capital investments made

USA Truck, Inc.

 to boost our tractor fuel economy, tighter control of uncompensated miles, a disciplined idle time management program and our customers’ willingness to pay reasonable fuel surcharges.

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Our “War on Accidents” safety initiative focusing on accident prevention through comprehensive driver selection, training and accountability has begun to produce results (140 basis point improvement in insurance and claims expense). Costs were down in all major accident-related categories as the frequency of Department of Transportation reportable accidents fell 30% to their lowest levels since the second quarter of 2006.

•

A softer labor market for drivers and our focus on driver selection and training resulted in one of our lowest quarterly driver turnover rates this decade (88%), which helped drive down other operating expenses and costs by 60 basis points through reduced recruiting costs.

“We are intensely focused on achieving our three long-term strategic objectives: (1) to earn at least a 10% return on capital; (2) to improve the consistency of our earnings relative to the S&P 500; and (3) to position ourselves for long-term earnings growth once objectives one and two have been attained. Every employee in our organization has worked extremely hard over the past few quarters to research, design and implement a wide range of sweeping changes to improve the velocity and consistency of our business operations. We are proud of the improvements that we have made so far, but this quarter’s results only mark the first, albeit critical step toward realization of our ultimate goals.

“Several favorable factors came together this quarter such as our successful safety and fuel conservation efforts, tightening industry capacity and driver availability. We are aware of the possibility that those volatile factors may not be sustainable in the near term, and we realize that we have posted our best operating ratios in the second calendar quarter during four of the past five full years. Our immediate challenge is to sustain the improvements that we have made thus far, and then improve upon them.

“Achieving our long-term objectives will require disciplined, tenacious execution of our strategic plan over the next several years. Management has developed the strategic plan, but we believe creating it was the easy part. We understand that the key to increasing shareholder value lies in our ability to delight our customers, and that can only be achieved by challenging, empowering and rewarding our employees. Thus, we are investing time and resources into organizational alignment where our employees understand and support who we are, what we do, where we are going and how we will get there. We believe that the combination of that alignment with the operational execution of our strategic plan is a winning formula for USA Truck.”

USA Truck, Inc.

The following table summarizes the earnings information of USA Truck, Inc. (“Company”) for the periods indicated:

(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenue:
Trucking revenue (1)	$99,373	$99,000	$193,015	$191,438
Strategic Capacity Solutions revenue (2)	4,465	2,687	7,973	4,722
Base revenue	103,838	101,687	200,988	196,160
Fuel surcharge revenue	42,289	22,702	72,377	40,680
Total revenue	146,127	124,389	273,365	236,840

Operating expenses and costs:
Salaries, wages and employee benefits	40,846	41,570	81,326	82,321
Fuel and fuel taxes	56,863	37,997	103,542	71,247
Depreciation and amortization	12,513	12,218	24,762	24,108
Insurance and claims	7,561	8,880	15,073	16,207
Operations and maintenance	6,543	6,676	13,642	12,548
Purchased transportation	9,825	4,856	17,665	8,625
Operating taxes and licenses	1,630	1,626	3,233	3,246
Communications and utilities	1,018	939	2,073	1,891
(Gain) loss on disposal of revenue equipment, net	(30)	57	(30)	(314)
Other	4,248	4,736	8,379	10,039
Total operating expenses and costs	141,017	119,555	269,665	229,918
Operating income	5,110	4,834	3,700	6,922
Other expenses (income):
Interest expense	1,148	1,450	2,343	2,601
Other, net	(90)	(22)	(117)	57
Total other expenses, net	1,058	1,428	2,226	2,658
Income before income taxes	4,052	3,406	1,474	4,264
Income tax expense	1,917	1,786	1,285	2,564

Net income	$2,135	$1,620	$189	$1,700

Per share information:
Average shares outstanding (Basic)	10,220	10,671	10,215	10,821
Basic earnings per share	$0.21	$0.15	$0.02	$0.16

Average shares outstanding (Diluted)	10,227	10,734	10,225	10,887
Diluted earnings per share	$0.21	$0.15	$0.02	$0.16

The following table includes key Trucking operations statistics for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Total miles (in thousands) (3)	76,298	77,000	150,279	150,500
Empty mile factor	9.9%	10.4%	10.5%	11.2%
Weighted average number of tractors (4)	2,540	2,584	2,549	2,571
Average miles per tractor per period	30,039	29,799	58,956	58,538
Average miles per tractor per week	2,311	2,292	2,268	2,264
Average miles per trip (5)	715	787	723	788
Base Trucking revenue per tractor per week	$3,009	$2,947	$2,912	$2,880
Number of tractors at end of period (4)	2,538	2,591	2,538	2,591
Operating ratio (6)	95.1%	95.2%	98.2%	96.5%

(1)

Trucking revenue includes base revenue generated from our General Freight and Dedicated Freight divisions and Trailer-on-Flat-Car Intermodal service offerings. The results of our Regional Freight operations, which we previously reported as a separate division, are now

USA Truck, Inc.

included as part of the results of our General Freight division.

(2)

We previously referred to the operating division through which we conduct our freight brokerage operations as our “Strategic Capacity Solutions” division and the operating segment of which that division is a part as “USA Logistics.”  We now use “Strategic Capacity Solutions” to refer to that operating segment, which includes base revenue generated by two operating divisions, which we now refer to as Freight Brokerage, as well as our Container-on-Flat-Car Intermodal service offerings.

(3)	Total miles include both loaded and empty miles.
(4)	Tractors include Company-operated tractors plus owner-operator tractors.
(5)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(6)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of base revenue.
Selected Balance Sheet and other financial information:
	(in thousands, except percentage data)
	June 30,	December 31,
	2008	2007
Total assets	$361,960	$332,938
Total equity	143,755	143,191
Total debt, including current maturities	121,062	96,162
Cash and cash equivalents	4,294	8,014
Total debt, less cash, to total capitalization ratio	44.1%	36.8%

	(in thousands)
	Six Months Ended June 30,
	2008	2007
Net cash provided by operating activities	$21,293	$22,232
Capital expenditures, net	48,590	22,291

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General and Dedicated Freight divisions and our Trailer-on-Flat-Car Intermodal service offerings. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Freight Brokerage division and our Container-on-Flat-Car Intermodal service offerings provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “Press Releases” tab of the “Investor Relations” page.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer - (479) 471-2633